EXHIBIT 21.1
Subsidiaries of the Registrant

            Name of Subsidiary                    State of Organization
--------------------------------------------     -----------------------

RushTrade Securities, Inc.                          Delaware
Rush Group Technologies Inc., formerly              Texas
Rushmore Securities Corporation                     Texas
RushTrade.com, Inc.                                 Texas
Rushmore Investment Management Corporation          Texas
Rushmore Insurance Services, Inc.                   Texas
Rushmore Insurance Services, Inc.                   Delaware
Rushmore Realty Advisors, Inc.                      Texas


All subsidiaries are wholly-owned and conduct business in their legal names.

Rushmore Insurance Services, Inc. (a Texas corporation) is owned by D. M. (Rusty) Moore, Jr. and is treated as a subsidiary of the Registrant.












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